	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP ANNOUNCES 2010 SECOND QUARTER RESULTS

SEGUIN, Texas, August 4, 2010 – Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter ended June 30, 2010.

Net sales for the quarter were $134.3 million compared to net sales of $113.2 million in the second quarter of 2009, an increase of 19%.  Net income for the quarter was $4.9 million, or $0.41 per diluted share, versus $3.0 million, or $0.30 per diluted share, for the same period of 2009.  This is an increase of 63% in net income and 37% in net income per diluted share.  The lower per share increase is due to the additional shares issued to acquire Bush Hog in October 2009.  Without the acquisition of Bush Hog, net sales in the second quarter of 2010 were $111.0 million and net income would have been $4.1 million.

Net sales for the first six months of 2010 were $262.7 million compared to $223.4 million in 2009, an increase of 18%.  Net income in the first half of 2010 was $8.9 million, or $0.75 per diluted share, versus $4.5 million, or $0.45 per diluted share, in the first six months of 2009.  Without the effects of Bush Hog net sales in the first half of 2010 were $218.6 million and net income would have been $7.6 million.

For the Company as a whole, excluding Bush Hog, net sales were down in the first half of 2010 compared to the comparable period in 2009 due to continued weak market conditions.  However, as a result of diligent cost control measures, net income was well above 2009 for both the quarter and six month periods, and Bush Hog was further accretive to these results.

            The Company’s North American Industrial Division net sales for the second quarter of 2010 were $48.4 million, an increase of 5% compared to the $46.0 million achieved in the prior year’s second quarter.  For the six month period, net sales were $94.6 million in 2010 versus $89.2 million in 2009, an increase of 6%.  While 2010 continues to run ahead of the 2009 pace, it is still below historical levels as sales to governmental agencies and related contractors remain weak and are expected to stay soft throughout the year as budget constraints continue to hamper the outlook in this market.

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ALAMO GROUP ANNOUNCES 2010 SECOND QUARTER RESULTS

North America Agricultural Division net sales were $44.8 million in the second quarter of 2010 versus $19.3 million in the second quarter of 2009.  For the first six months of 2010 net sales in the Division were $85.1 million compared to $43.1 million for the same period in 2009.  Bush Hog, which is included in this Division, added $23.4 million to the 2010 second quarter net sales and $44.1 million for the six month period.  Without Bush Hog, net sales in the Division were up more than 10% in the second quarter of 2010, reflecting a slight improvement in the agricultural market.  There are indications these market conditions should continue to show gradual improvement for the balance of the year.

Alamo Group’s European Division net sales in the second quarter of 2010 were $41.1 million compared to $47.9 million for the same period of 2009.  For the first half of 2010, Division sales were $83.0 million versus $91.1 million in the same period of 2009. The decrease in both the second quarter and first half is primarily a result of a general weakening in the market for the Company’s products in Europe, and somewhat as a result in changes in exchange rates.  The market weakness in the Company’s European Division is likely to continue throughout 2010.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “As we reported in the first quarter of 2010, our markets remain weak but we continue to benefit from our cost control measures, which have allowed our profits to show steady improvement.  In 2009 we took actions to right-size our business for the level of activity we were seeing in the market and are benefiting in 2010 from these actions.”

“Our North American Industrial Division is experiencing soft, but steady conditions despite ongoing governmental cutbacks.  Our North American Agricultural Division is experiencing slightly improved market conditions as farm incomes appear to be rising and are expected to show further improvement in the second half of 2010.  This Division, and the Company as a whole, are also benefiting from the Bush Hog acquisition, and despite the disruptions from ongoing reorganization efforts at Bush Hog, their results have exceeded our expectations. However, our European Division is being affected by overall declines in the European economy, which will likely impact our results for the remainder of the year.”

“While we are pleased with our results for the first six months of 2010, we remain concerned about continued market weakness and uncertainty in the economic outlook.  As a result, we will continue to emphasize cost control and asset management while at the same time being alert to new market opportunities that may develop.”

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ALAMO GROUP ANNOUNCES 2010 SECOND QUARTER RESULTS

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, had approximately 2,300 employees and operates eighteen plants in North America and Europe as of June 30, 2010.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.  This release also contains non-GAAP financial measures.  These measures are included to facilitate meaningful comparisons of our results to those in prior periods and future periods and to allow a better evaluation of our operating performance, in management’s opinion.  Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These non-GAAP measures are provided to enhance investors overall understanding of our financial performance.

(Tables Follow)

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ALAMO GROUP REPORTS 2010 SECOND QUARTER RESULTS
Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	Second Quarter Ended		Six Months Ended
	06/30/10	06/30/09	06/30/10	06/30/09
North American
Industrial	$48,448	$46,038	$94,588	$89,190
Agricultural	44,830	19,274	85,129	43,105
European	41,056	47,931	83,006	91,091
Total Sales	134,334	113,243	262,723	223,386
Cost of sales	105,653	88,914	205,907	177,330
Gross margin	28,681	24,329	56,816	46,056
	21.4%	21.5%	21.6%	20.6%
Operating Expenses	21,355	18,945	43,023	37,495
Income from Operations	7,326	5,384	13,793	8,561
	5.5%	4.8%	5.3%	3.8%
Interest Expense	(1,024)	(1,147)	(2,274)	(2,243)
Interest Income	305	162	1,117	322
Other Income (Expense)	(25)	(49)	(35)	(4)
Income before income taxes	6,582	4,350	12,601	6,636
Provision for income taxes	1,712	1,358	3,738	2,101
Net Income	$4,870	$2,992	$8,863	$4,535
Net income per common share:
Basic	$0.41	$0.30	$0.75	$0.46
Diluted	$0.41	$0.30	$0.75	$0.45
Average common shares:
Basic	11,756	9,977	11,752	9,958
Diluted	11,882	9,986	11,858	9,975
Summary Balance Sheet Data
	06/30/10	12/31/09	06/30/09
Receivables	134,832	111,745	124,733
Inventories	108,944	124,322	125,114
Current Liabilities	85,192	79,364	79,947
Long Term Debt	44,496	44,336	91,257
Equity	232,139	235,377	193,656